Exhibit 99.1



                   Moldflow Announces Significant Revenue, Net
       Income and EPS Growth for the Fourth Quarter and Fiscal Year 2005



    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Aug. 11, 2005--Moldflow
Corporation (NASDAQ: MFLO) today announced the results for its fourth quarter and fiscal year ended June 30, 2005, which include:

    -- Full fiscal year 2005 revenue of $64.4 million, an increase of 32% from revenue of $48.7 million in fiscal 2004.

    -- Net income for full fiscal year 2005 of $6.8 million, or $0.58 per diluted share, up from $2.6 million, or $0.24 per diluted share in fiscal 2004, representing increases of 157% and 142%, respectively.

    -- Fourth quarter revenue of $18.3 million and net income of $1.4 million, or $0.12 per diluted share, representing 20% increases in both revenue and earnings, respectively, from the corresponding quarter of fiscal 2004.

    Roland Thomas, Moldflow's president and CEO said, "I am pleased to report our fiscal 2005 results in which we saw strong operating performance as well as significant year-over-year increases in both revenue and earnings per share. We delivered industry leading growth in our Design Analysis business unit, as well as substantial growth over a transitional year for our Manufacturing Solutions business unit. We continued our forward progress toward achievement of the strategic goals we had defined for our business, which include the worldwide commercialization of our hot runner process control products, penetration of the design analysis mid market, increased investments in Asia, the expansion of our sales network, and maintaining a balance between revenue growth and earnings growth."

    Full Fiscal Year 2005 Highlights:

    --  Executed first full year with two strategic business units.

    -- Established strategic marketing relationship with SolidWorks to bring Moldflow analysis capabilities to their worldwide user base.

    --  Released Moldflow Plastics Insight 5.0.

    -- Announced expanded structural CAE interfaces for ANSYS and Abaqus.

    -- Established manufacturing operations with Yudo, Ltd. in China for hot runner process controllers.

    -- Expanded our Manufacturing Solutions sales network throughout the Americas, Europe and Asia Pacific with the addition of 13 new representatives.

    -- Awarded important patents for Dual Domain(TM) and Mold Mounted Hot Runner Process Control technologies.

    --  Held first International User Group Conference in Tokyo,
        Japan.

    In discussing the fourth quarter of 2005, Mr. Thomas commented, "During the fourth quarter, we saw year-over-year revenue growth across all regions we serve including, for the third consecutive quarter, the Americas. It is worthwhile to note that this strong growth is fully comparable to the fourth quarter of fiscal 2004 as American MSI was acquired in January 2004. While we noted strong sales activity in each of our business units during the quarter, we also saw increased professional fees related to Sarbanes-Oxley Section 404 compliance and audit. In spite of this expense, which was heaviest in the fourth quarter, we still experienced a more than two-fold increase in profitability in fiscal 2005 as compared to fiscal 2004."
    Thomas continued, "Over the course of the fiscal year, our Design Analysis business unit produced 25% year-over-year overall growth with 36% year-over-year product growth. These industry leading growth rates clearly reflect our position in the market as the pre-eminent supplier of advanced CAE solutions to the injection molding plastics market. Over the fourth quarter, this business unit produced double digit revenue growth with particular strength in the Asia Pacific region. In fact, during the fourth quarter our Japanese sales team sold its 1,000th seat of our flagship MPI product in Japan. This milestone clearly demonstrates that the implementation of analysis into the earliest stages of the design to manufacture process is a worldwide imperative and Moldflow is the preferred technology supplier to the market."
    "In our Manufacturing Solutions business unit, over fiscal 2005, the first full year of the combined American MSI and Moldflow businesses, we achieved $17.2 million in revenue. In the twelve-months prior to the acquisition of American MSI, these separate businesses generated approximately $13.8 million of revenue. This 25% increase shows solid progress and validates our underlying analysis of the business combination. I am also pleased to report that during the fourth quarter, the Manufacturing Solutions business unit contributed a positive net operating margin, which represents the achievement of one of our fiscal 2005 goals. Over the quarter, we noted increased interest in both traditional shop floor and Altanium(R) hot runner process control products, as well as a growing pipeline of deals. We also took further steps to extend our sales and distribution reach via an extension to our agreement with Yudo Ltd. allowing them to manufacture our Altanium products for sale in China. This allows us to meet the needs of the rapidly expanding Asian manufacturing market and represents yet another step towards our goal of driving more of our revenue through indirect channels," said Thomas.

    Fourth Quarter Highlights

    -- Total revenue of $18.3 million increased 20% over the same period in the prior year and 15% when compared to the preceding quarter. Changes in foreign currency exchange rates contributed 2% and (3%) to those totals, respectively.

    -- Total product revenue of $11.3 million increased 25% over the same period of the prior year and 19% when compared to the preceding quarter. Changes in foreign currency exchange rates contributed 1% and (3%) to those totals, respectively.

    -- Services revenue, primarily comprised of revenue from annual maintenance and support contracts, was $7.0 million, an increase of 13% over the same period of the prior year and 10% when compared to the preceding quarter. Changes in foreign currency exchange rates contributed 4% and (2%) to those totals, respectively.

    -- Revenue from the Design Analysis Solutions segment totaled $12.7 million and represented 70% of total revenue.

    -- Revenue from the Manufacturing Solutions segment totaled $5.5 million, contributing 30% of total revenue.

    -- Regionally, revenue in the Americas represented 38% of total revenue, while revenue in the Asia/Pacific and European regions represented 33% and 29% of total revenue, respectively, with approximately 78 new customers added during the quarter.

    As of June 30, 2005, the Company had $60.2 million in cash and marketable securities and no long-term debt. Cash flow from operations for the fourth quarter of fiscal 2005 was $1.3 million. For the full fiscal 2005 year, operations generated $6.3 million of cash.
    Mr. Thomas noted, "Moldflow took many significant steps in fiscal 2005 towards the achievement of our strategic product vision and longer-term stated financial goals. As we look forward to fiscal 2006, we expect continued revenue growth driven by the spending in our end user markets and our expansion into new markets. We intend to focus our products and services to meet the ever changing demands of our diverse customer base. At the same time, we will maintain a focus on continued profitable growth and increased shareholder value."

    Business Outlook

    The current business outlook is based on information as of August 11, 2005 and is current as of that day only. This outlook does not include the expenses associated with equity-based compensation. Beginning with fiscal 2006, the Company will begin recording expense for equity-based compensation as required by the SEC and FASB rules.
    Moldflow expects revenue for the first fiscal quarter of 2006 to grow between 17% and 20% and non-GAAP net income per diluted share to be between $0.10 and $0.13 per share. For the full fiscal year, Moldflow expects revenue to grow between 15% and 20%, with expected non-GAAP net income per diluted share to be in the range of $0.79 and $0.89. These estimates assume an effective tax rate of approximately 25%.
    Net income per diluted share excluding equity-based compensation expense is a supplemental non-GAAP financial measure. Management of Moldflow is presenting this measure as part of our business outlook because management uses this information in evaluating the results of the Company's operations and believes that this information provides the users of its financial statements with additional insight into the Company's operating results. In addition, the presentation of net income per diluted share excluding equity-based compensation expense will enable comparison of the Company's operating results to prior periods. Due to the ongoing implementation of Statement of Financial Accounting Standards 123R and the uncertainties related to the magnitude of the Company's equity-based compensation expense during fiscal 2006, we are not able to estimate at this time the magnitude of the impact of equity-based compensation expense on our net income per diluted share for the 2006 fiscal year. Net income per diluted share excluding equity-based compensation should not be considered as a substitute for net income per diluted share determined in accordance with GAAP.

    Financial Results

    The unaudited condensed consolidated financial statements for the fourth quarter and full fiscal year ended June 30, 2005 follow.

    Information Dissemination

    Moldflow will host a conference call to discuss the fourth quarter and full fiscal year 2005 results and future outlook at 11:00 a.m. US Eastern time today. A live Webcast of the conference call, together with this press release and supplemental financial information, can be accessed through the Company's Website at www.moldflow.com in the Investors section. In addition, the call, press release and supplemental information will be archived and can be accessed through the same link.

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the leading global provider of design through manufacturing solutions for the plastics injection molding industry. Moldflow's products and services allow companies to address part and mold design issues at the earliest stage and maximize productivity and profitability on the manufacturing floor. Visit www.moldflow.com for more information.

    Note to editors: Moldflow, Dual Domain and Moldflow Plastics
Insight are trademarks or registered trademarks of Moldflow
Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

    Cautionary Statement Regarding Forward-Looking Information

    Pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not historical facts are forward looking statements. Such forward looking statements include, but are not limited to, those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and statements regarding: (i) Moldflow's market leadership and competitive position in its market segments, and
(ii) the Company's business outlook including revenue growth and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that a renewed economic downturn will adversely impact the market for the Company's products, that competitors will emerge with greater resources or unforeseen technological breakthroughs and that our Manufacturing Solutions products will have a longer sales cycle than our Design Analysis products, and (ii) with respect to the Company's business outlook, the risks that a weak world economy will slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that the sales cycle may lengthen based on the larger average deal sizes for our Manufacturing Solutions products, that foreign currency fluctuations may adversely affect our financial results, that our distribution partners will not achieve their revenue objectives, that the overall mix of revenue differs materially from that projected, that the costs of complying with provisions of the Sarbanes-Oxley Act of 2002 are greater than expected, that equity-based compensation expense will have a negative impact on our GAAP operating profit and earnings per share calculations, and that changes in US or foreign tax legislation, or on-going tax inquiries and the on-going tax audit of our subsidiary company in Australia may result in a higher level of income tax expense than that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2004 as well as its subsequent quarterly and annual filings. Revenue and earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors that may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                         Moldflow Corporation
              Unaudited Consolidated Statement of Income
                (in thousands, except per share data)


                                   Three Months Ended   Year Ended
                                   ----------------- -----------------
                                   June 30, June 30, June 30, June 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenue:
   Product                         $11,251  $ 9,022  $38,227  $26,063
   Services                          7,031    6,219   26,191   22,610
                                   -------- -------- -------- --------
   Total revenue                    18,282   15,241   64,418   48,673
                                   -------- -------- -------- --------

Costs and expenses:
   Cost of product revenue           3,062    2,182    8,866    5,203
   Cost of services revenue          1,753    1,516    6,341    4,536
   Research and development          2,148    1,648    7,993    6,471
   Selling and marketing             6,277    6,087   22,233   20,009
   General and administrative        3,562    2,329   12,007    8,548
   Restructuring charges                 -        -        -      508
   Amortization of acquired
    intangible assets                   65       98      289      445
                                   -------- -------- -------- --------
   Total operating costs and
    expenses                        16,867   13,860   57,729   45,720
                                   -------- -------- -------- --------

Income from operations               1,415    1,381    6,689    2,953

Interest income, net                   528      333    1,663    1,212
Other income (loss), net                26       37       70      (15)
                                   -------- -------- -------- --------

Income before income taxes           1,969    1,751    8,422    4,150
Provision for income taxes             611      644    1,665    1,522
                                   -------- -------- -------- --------

Net income                         $ 1,358  $ 1,107  $ 6,757  $ 2,628
                                   ======== ======== ======== ========

Net income per common share:
   Basic                           $  0.12  $  0.11  $  0.63  $  0.26
   Diluted                         $  0.12  $  0.10  $  0.58  $  0.24
Shares used in computing net income per
 common share:
   Basic                            10,907   10,589   10,761   10,277
   Diluted                          11,704   11,116   11,625   10,839


                        Moldflow Corporation
           Unaudited Condensed Consolidated Balance Sheet
                           (in thousands)

                                                     June 30, June 30,
                                                       2005     2004
                                                    --------- --------

Assets
Current assets:
   Cash and cash equivalents                        $ 48,910  $35,987
   Marketable securities                              11,323   14,467
   Accounts receivable, net                           13,449    8,578
   Inventories, prepaid expenses and other current
    assets                                             6,983    6,751
                                                    --------- --------
      Total current assets                            80,665   65,783

Fixed assets, net                                      3,336    3,502
Goodwill and other acquired intangible assets, net    20,178   20,611
Marketable securities                                      -    1,198
Other assets                                           2,849    3,264
                                                    --------- --------

      Total assets                                  $107,028  $94,358
                                                    ========= ========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                 $  3,764  $ 3,251
   Accrued expenses                                   10,167    9,653
   Deferred revenue                                   10,748   10,013
                                                    --------- --------
      Total current liabilities                       24,679   22,917

Deferred revenue                                       1,124      605
Other long-term liabilities                            1,079    1,257
                                                    --------- --------
      Total liabilities                               26,882   24,779
                                                    --------- --------

Stockholders' equity:
   Common stock                                          109      106
   Additional paid-in capital                         69,626   67,554
   Retained earnings / (accumulated deficit)           5,292   (1,462)
   Accumulated other comprehensive income              5,119    3,381
                                                    --------- --------
      Total stockholders' equity                      80,146   69,579
                                                    --------- --------

      Total liabilities and stockholders' equity    $107,028  $94,358
                                                    ========= ========


                         Moldflow Corporation
       Unaudited Condensed Consolidated Statement of Cash Flows
                            (in thousands)


                                 Three Months Ended     Year Ended
                                 ------------------ ------------------
                                  June 30, June 30,  June 30, June 30,
                                   2005      2004     2005      2004
                                 -------- --------- -------- ---------


Cash provided by operating
 activities                      $ 1,252  $  3,047  $ 6,338  $  6,467
Cash provided by (used in)
 investing activities               (523)  (14,610)   2,975   (10,827)
Cash provided by financing
 activities                          611       179    2,490     1,226
Effect of exchange rate changes
 on cash and cash equivalents       (218)     (497)   1,120       801
                                 -------- --------- -------- ---------
Net increase (decrease) in cash
 and cash equivalents              1,122   (11,881)  12,923    (2,333)

Cash and cash equivalents,
 beginning of period              47,788    47,868   35,987    38,320
                                 -------- --------- -------- ---------

Cash and cash equivalents, end
 of period                       $48,910  $ 35,987  $48,910  $ 35,987
                                 ======== ========= ======== =========



    CONTACT: Moldflow Corporation
             Dawn Soucier, 508-358-5848 x234
             dawn_soucier@moldflow.com